EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------


                        ENVIRONMENTAL SOLUTIONS WORLDWIDE
                           ANNOUNCES QUARTERLY RESULTS

                     Q1'03 REVENUE INCREASED 39% OVER Q1'02


TELFORD, PA, MAY 9, 2003 - ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC. (ESW) (OTC
BB: ESWW), a company that develops, manufactures, and sells environmental technologies, today announced the results for its first fiscal quarter ended March 31, 2003.

Revenue for the first quarter that ended March 31, 2003 was $547,446 compared to $393,318 for the same period ended March 31, 2002. Net loss from operations for the 3 months period ended March 31, 2003 was $114,916 compared to $485,225 for the 3 months period ended March 31, 2002, a decrease of $370,309 or greater than a 400% improvement.

Revenue for the first quarter ended March 31, 2003 was $547,446 compared to $364,493 for the last quarter of 2002 ended December 31, 2002. The loss for the three months period ended March 31, 2003 was $114,916 compared to $268,955 in Q4 2002, a decrease of $154,076 and greater than 200% improvement.

Mr. Donohoe, the Company's CEO, President and Chairman stated, "ESW continues to execute on its previous stated sales strategy in favor of high volume customers needing catalyzed substrates. We are pleased with our continued improvement in all of our comparative results, and feel that these results further demonstrate the company's commitment to its newest business disciplines and our march towards profitability. ESW continues to establish relationships with outside catalytic converter assemblers that manufacture and sell ready to install converters incorporating our proprietary diesel and gas/petrol catalyzed substrates. Our after-market and retrofit activities continue to increase as demand for our products increases, and individual customers tests continue to yield positive results. Our substrates and boutique products are gaining wider acceptance because our substrate component sizes are flexible and can be produced to the exact dimensions of existing products being used, and our products performance continues to produce better than required results."

Mr. Donohoe further remarked, "The Company continues to provide certification services and assist our customers in acquiring EPA/CARB certifications using the ESW technology. These same certification customers are now purchasing ESW products and for the first time, we are starting to gain a same-store sales dynamic, and the synergies that we had anticipated between certification customers and product consumers, are now starting to take place."

In accordance with the Chairman-CEO Letter of October 2002, and the Company's Shareholder-Awareness commitment, CEOcast will be interviewing John Donohoe on Wednesday May14, 2003. This is the second such interview and this procedure will continue to take place quarterly, in lieu of an analyst/shareholder conference call that was discussed in that 2002 letter. The replay of this interview will be available on Thursday May 15th 2003 and can be accessed on the ESW website at WWW.CLEANERFUTURE.COM or by logging on to CEOcast at WWW.CEOCAST.COM and clicking on Environmental Solutions Worldwide, which is located on the right side of the screen.

The Quarterly "Previous Press Release Updates" will be posted on the company's website at WWW.CLEANERFUTURE.COM under the "PR-UPDATE" button. For specific questions about any of our previous Press Releases please email your questions to INQUIRES@CLEANERFUTURE.COM and providing that it can be answered, the company will be happy to do so.

TABLES FOLLOW






                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                                   (UNAUDITED)


                                                         2003          2002 *
                                                   -------------   -------------
Revenue
     Net sales                                     $    547,446    $    393,318

Cost of sales                                           266,916         353,301
                                                   ------------    ------------

Gross profit                                            280,530          40,017
                                                   ------------    ------------

Operating expenses
     Research and development                               520           4,413
     Professional fees                                   52,861          53,106
     Consulting fees                                      7,007          46,358
     Marketing, office & general costs                  335,058         421,365
                                                   ------------    ------------


                                                        395,446         525,242
                                                   ------------    ------------

Net loss                                           $   (114,916)   $   (485,225)
                                                   ============    ============


Loss per share information
Basic and diluted                                  $     (0.002)   $     (0.012)
                                                   ============    ============


Weighted average number of shares outstanding ..     47,804,220      39,467,374
                                                   ============    ============


*  Reclassified for comparative purposes

ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

With headquarters in Telford, Pennsylvania Environmental Solutions Worldwide is a publicly traded research and development company engaged through its subsidiaries in the design, development, manufacture and sale of environmental technologies currently focused on the international automotive and transportation industries. ESW manufactures and markets a line of catalytic emission control products and catalytic conversion technologies for a multitude of applications.

For updated information, please visit the Company's Web site at:

WWW.CLEANERFUTURE.COM.
---------------------


SAFE HARBOR

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.



                          FOR MORE INFORMATION CONTACT:
                     Environmental Solutions Worldwide, Inc.
                         David Johnson at 1-905-850-9970
                           djohnson@cleanerfuture.com